UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 20, 2006

Material Sciences Corporation

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	01-8803	95-2673173
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 East Pratt Boulevard Elk Grove Village, Illinois 60007

(Address of Principal Executive Offices, including Zip Code)

(847) 439-2210

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On April 20, 2006, John D. Roach, a director of Material Sciences Corporation (the “Company”) announced that he would not stand for re-election as a director at the Company’s 2006 annual meeting of shareowners to be held on Thursday, June 22, 2006 (the “2006 Annual Meeting”). Mr. Roach’s decision not to stand for re-election is not a result of any disagreement with the Company.

In addition, on April 20, 2006, the Board of Directors voted to increase the size of the Company’s Board of Directors from seven to eight directors and appointed Samuel Licavoli to fill the newly created vacancy. Mr. Licavoli was appointed to serve on the Compensation, Organization and Corporate Governance Committee of the Board of Directors. Mr. Licavoli’s initial term as a director will expire at the 2006 Annual Meeting. Mr. Licavoli is currently retired after serving as the President of the Industrial Group of Businesses at Textron Inc., having previously served as Chairman, President and Chief Executive Officer of Textron Industrial Company and, prior to that, as Chairman, President and Chief Executive Officer of Textron’s Automotive Group.

Mr. Licavoli is not party to any arrangement or understanding with any other person in connection with his appointment as a director of the Company. There are no transactions in which Mr. Licavoli has an interest requiring disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATERIAL SCIENCES CORPORATION

/s/ Clifford D. Nastas
By:	Clifford D. Nastas
Its:	Chief Executive Officer

Date: April 26, 2006